EXHIBIT (i)


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August 25, 2008

Forward Funds
433 California Street, 11th Floor
San Francisco, CA 94104

      Re: Forward Funds

Ladies and Gentlemen:

This opinion is given in connection with the filing by Forward Funds, a Delaware statutory trust (the "Trust"), of Post-Effective Amendment No. 49 to the Trust's Registration Statement on Form N-1A (the "Registration Statement") under the Securities Act of 1933 (the "1933 Act") and Amendment No. 49 to the Registration Statement under the Investment Company Act of 1940 (the "1940 Act").

We have examined the following Trust documents: the Trust's Amended and Restated Agreement and Declaration of Trust; the Trust's Amended and Restated By-Laws; pertinent provisions of the laws of the State of Delaware; and such other Trust records, certificates, resolutions, documents and statutes that we have deemed relevant in order to render the opinion expressed herein.

Based on such examination, we are of the opinion that:

      1. the Trust is a Delaware statutory trust duly organized, validly existing, and in good standing under the laws of the State of Delaware; and

      2. the shares to be offered for sale by the Trust, when issued in the manner contemplated by the Registration Statement when effective under the rules of the Securities and Exchange Commission, will be legally issued, fully-paid and non-assessable when sold in accordance with the terms of the Registration Statement and the requirements of applicable federal and state law and delivered by the Trust against receipt of the net asset value of the shares.

This letter expresses our opinion as to Delaware Law governing matters such as the due organization of the Trust and the authorization and issuance of the shares, but does not extend to the securities or "Blue Sky" laws of the State of Delaware or any other state or to federal securities or other laws.

We hereby consent to all references to our firm in the Registration Statement. In giving such

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[DECHERT LLP LOGO]                                    Forward Funds
                                                      August 25, 2008
                                                      Page 2

consent, however, we do not admit that we are within the category of persons whose consent is required by Section 7 of the 1933 Act and the rules and regulations thereunder.

Sincerely,

/s/Dechert LLP